                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 1 TO FORM 8-A
                                 ON FORM 8-A/A
                          ___________________________

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                     CABLE DESIGN TECHNOLOGIES CORPORATION
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             (Exact name of registrant as specified in its charter)


              Delaware                                   36-3601505
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


Foster Plaza 7, 661 Andersen Drive, Pittsburgh, Pennsylvania        15220
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(Address of principal executive offices)                          (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [_]

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                Name of each exchange on which
       to be so registered                each class is to be registered
       -------------------                ------------------------------
    Preferred Stock Purchase Rights,      New York Stock Exchange
    with respect to Common Stock,
    par value $.01 per share

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

                      This document contains 27 pages.


                    The Exhibit Index is located on page 7.
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  ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED:
  ------

            Preferred Stock Purchase Rights
            -------------------------------

            On December 10, 1996, the Board of Directors of Cable Design Technologies Corporation (the "Company") authorized the issuance of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Shares"), of the Company. The distribution is payable to the stockholders of record at the close of business on December 26, 1996 (the "Record Date"), and with respect to all Common Shares that become outstanding after the Record Date and prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights, the exchange of the Rights, and the expiration of the Rights (and, in certain cases, following the Distribution Date). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, Series A, par value $.01 per share, of the Company (the "Preferred Shares") at a price of $150.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

            Until the earlier to occur of (i) the expiration of the Company's redemption rights following the date of public disclosure that a person or group other than certain exempt persons (an "Acquiring Person"), together with persons affiliated or associated with such Acquiring Person (other than those that are exempt persons), has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares (the "Stock Acquisition Date") or (ii) the tenth business day after the date of commencement or public disclosure of an intention to commence a tender offer or exchange offer by a person other than an exempt person if, upon consummation of the offer, such person could acquire beneficial ownership of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by Common Share certificates and not by separate certificates. The Rights Agreement provides that, until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Share certificates issued after December 26,1996, upon transfer or new issuance of the Common Shares, will contain a notation incorporating the Rights Agreement by reference.
  Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights) the surrender for transfer of any certificate for Common Shares, with or without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

            The Rights will first become exercisable after the Distribution Date (unless sooner redeemed or exchanged). The Rights will expire at the close of business on December 11, 2006 (the "Expiration Date"), unless earlier redeemed or exchanged by the Company as described below.

            The Purchase Price payable, and the number of Preferred Shares or other securities, cash or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend or distribution on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights, options or warrants to subscribe for Preferred Shares or securities convertible into Preferred Shares at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above). In addition, the Purchase Price payable and the number of Preferred Shares purchasable, on exercise of a Right is subject to adjustment in the event that the Company should (i) declare or pay any dividend on the Common Shares payable in Common Shares or (ii) effect a subdivision or combination of the Common Shares into a different number of Common Shares.

            In the event that a person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person and certain related persons and transferees (which will thereafter be void), shall thereafter have the right to receive upon exercise of such Right that number of Common Shares (or other securities) having at the time of such transaction a market value of two times the exercise price of the Right. In the event that a person becomes an Acquiring Person and the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where Common Stock is changed or exchanged or in a transaction or transactions in which 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right (other than such Acquiring Person and certain related persons or transferees) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, the Company's Board of Directors has the option of exchanging all or part of the Rights (excluding void Rights) for an equal number of Common Shares in the manner described in the Rights Agreement.

            With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

            At any time prior to public disclosure that an Acquiring Person has become such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), payable in cash, shares (including fractional shares) of Common Stock or any other form of consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and the only rights of such holders will be to receive the Redemption Price.

            At any time prior to a public disclosure that an Acquiring Person has become such, the Board of Directors of the Company may amend or supplement the Rights Agreement without the approval of the Rights Agent or any holder of the Rights, except for an amendment or supplement which would change the Redemption Price, provide for an earlier expiration date of the Rights or change the Purchase Price. Thereafter, the Board of Directors of the Company may amend or supplement the Rights Agreement without such approval only to cure ambiguity, correct or supplement any defective or inconsistent provision or change or supplement the Rights Agreement in any manner which shall not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof). Immediately upon the action of the Board of Directors providing for any amendment or supplement, such amendment or supplement will be deemed effective.

            The Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment equal to the greater of $25.00 per share and 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment equal to the greater of $100.00 per share and 1,000 times the payment made per Common Share. Each Preferred Share will have 1,000 votes per share, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

            The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group other than an exempt person that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time a person or group other than an exempt person has acquired beneficial ownership of 20% or more of the Common Shares, because until such time the Rights may generally be redeemed by the Company at $.01 per Right.

            Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

            This summary description of the Rights does not purport to be complete and is quali fied in its entirety by reference to the Rights Agreement incorporated by reference as Exhibit 1.1 to the Company's Registration Statement on Form 8-A, as filed on December 11, 1996.

            The Company has filed an application to list the Rights on the New York Stock Exchange ("NYSE"). Upon approval of such application, the Company plans to delist the Rights from the NASDAQ National Market. This Amendment No. 1 to Form 8-A is being filed to list the Rights on the NYSE.

  ITEM 2.  EXHIBITS
  ------   --------

           2.1 Report on Form 10-K for fiscal year ended July 31, 1996, as filed on October 29, 1996 and incorporated herein by reference.

           2.2 Quarterly Report on Form 10-Q for the period ended October 31, 1996, as filed on December 16, 1996 and incorporated herein by reference.

           2.3 1996 Proxy Statement, as filed on November 12, 1996 and incorporated herein by reference.

           2.4 Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant and Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A of the Registrant, as filed with the Secretary of State of Delaware on December 11, 1996.

           2.5  By-laws of the Registrant. Incorporated herein by reference to
                Exhibit 3.2 to the Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-00554) as filed on February 28, 1996.

           2.6 Rights Agreement dated as of December 11, 1996 between Cable Design Technologies Corporation and The First National Bank of Boston, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C. Incorporated herein by reference to the Company's Registration Statement on Form 8-A as filed on December 11, 1996.

           2.7 New York Stock Exchange Listing Application, including the Registrant's Annual Report on Form 10-K attached thereto as Exhibit A, as filed on October 29, 1996 and incorporated herein by reference, the Registrant's Proxy Statement attached thereto as Exhibit B, as filed on November 12, 1996 and incorporated herein by reference and the Registrant's 1996 Annual Report attached thereto as Exhibit C and incorporated herein by reference to Exhibit 13.1 of the Registrant's Annual Report on Form 10-K, as filed on October 29, 1996.

                                   SIGNATURES
                                   ----------

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 CABLE DESIGN TECHNOLOGIES
                                  CORPORATION



                                 By:    /s/ Kenneth O. Hale
                                        -------------------
                                        Vice President, Chief Financial Officer
                                        and Secretary



  Date: December 23, 1996

                                 EXHIBIT INDEX

Exhibit No.                               Description                              Page No.
-----------                               -----------                              --------

   2.1 Report on Form 10-K for fiscal year ended July 31, 1996, as filed on October 29, 1996 and incorporated herein by reference.

   2.2         Quarterly Report on Form 10-Q for the period ended October
               31, 1996, as filed on December 16, 1996 and incorporated herein by reference.

   2.3 1996 Proxy Statement, as filed on November 12, 1996 and incorporated herein by reference.

   2.4         Certificate of Amendment of the Restated Certificate of
               Incorporation of the Registrant and Certificate of Designation,
               Preferences and Rights of Junior Participating Preferred
               Stock, Series A of the Registrant, as filed with the Secretary of
               State of Delaware on December 11, 1996.                                  8

   2.5         By-laws of the Registrant.  Incorporated herein by reference to
               Exhibit 3.2 to the Post-Effective Amendment No. 1 to
               Registration Statement on Form S-3 (Registration No. 333-
               00554) as filed on February 28, 1996.

   2.6         Rights Agreement dated as of December 11, 1996 between
               Cable Design Technologies Corporation and The First
               National Bank of Boston, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights of Junior
               Participating Preferred Stock, Series A attached thereto as
               Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights attached thereto as Exhibit C. Incorporated herein by reference to the Company's
               Registration Statement on Form 8-A as filed on December 11,
               1996.

   2.7         New York Stock Exchange Listing Application, including the
               Registrant's Annual Report on Form 10-K attached thereto as
               Exhibit A, as filed on October 29, 1996 and incorporated
               herein by reference, the Registrant's Proxy Statement attached thereto as Exhibit B, as filed on November 12, 1996 and
               incorporated herein by reference and the Registrant's 1996
               Annual Report attached thereto as Exhibit C and incorporated herein by reference to Exhibit 13.1 of the Registrant's Annual
               Report on Form 10-K, as filed on October 29, 1996.                      16